UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 24, 2017
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 2, 3, 4, 7, 8, 9, 10, 12, 13 and 14 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services, changes in energy prices, liquidity constraints, regulatory and geopolitical changes, changes in foreign currency rates, or the creditworthiness of our customers and service providers.

SELECTED INQUIRIES RECEIVED THROUGH AUGUST 11, 2017

1.
Wondering about the disclosure on the favorable developments in legal costs and tax contingency. The release footnote made it seem like both were contra-expenses in Operating Income, is that correct? So the reported GAAP Op Income of $168M includes both the $8M in legal cost recovery and $6M in tax contingency resolution?

You are correct. This is explained in the language regarding “other overhead expenses” under “Results of Operations” in our 10-Q filing on August 8, 2017.

2.
What, if any, significant changes does Expeditors expect to see in the global freight forwarding industry over the next 3-5 years? How are you positioning the company to capitalize on those mid-term changes you’re expecting in the industry?

While we are unable to predict the future, we do believe that there will be an increasing use of technology in the supply chain, and that the shifts we are seeing in customer priorities and behavior are likely to continue. For instance, we believe that there will be even greater innovation in technology, which will play an even more critical role in all aspects of freight handling and movement. We also think there will continue to be increased demand for optimized supply chain solutions, with even greater emphasis on speed to market. In addition, we believe there will be further emphasis on helping customers establish an environmentally sound supply chain and providing green shipping solutions.

At the same time, we believe there are certain things that will not change, such as global demand for high levels of service and competitive pricing, the need for highly skilled individuals at both origin and destination, and demand for full service logistics providers with a global footprint. We also believe there will continue to be an increase in global regulations and heightened emphasis on security and safety.

Regarding industry innovation, we are adding resources to ensure that we stay at the forefront by developing solutions to serve our customers even better. For instance, our secure products group has developed sensor-based solutions that go far beyond traditional air, ocean, or ground conveyance monitoring to track the actual cargo itself as it moves through the supply chain. We can now offer enhanced levels of speed, accuracy, and visibility, as well the ability to gather real-time data on the condition of the cargo while it’s in transit. We believe solutions like this will continue to provide strategic advantages.

3.
In the 2Q17 press release, you say “…we are being increasingly disciplined in how we work both with our customers and with our carrier partners to secure access to capacity,” and “In June, we initiated rate increases in certain high-volume lanes in response to the current market and expect to see strong demand, tight capacity, and rate volatility to continue throughout the remainder of the year.”

a.	Do these comments suggest a shift in strategy to prioritize customer pricing over volume growth into 2H17? If so, what led you to that change?
This is not a change in our approach, which has always been to responsibly grow our business by working with customers who appreciate and demand high quality services and are willing to pay market rates. As we have commented, buy rates have significantly increased and capacity is tightening. We are responding to these current market conditions by increasing our communications with customers. We are also implementing additional internal procedures and reporting to improve our responsiveness to pricing changes.

b.	Do you believe your customers have been less receptive to price increases in this global freight upcycle vs. prior cycles? If so, why?
We believe customers are very much aware of current market conditions, including space constraints and buy rate volatility. Customers have enjoyed a favorable pricing and capacity environment for the last several years. As such, we believe there will be an adjustment period to align customer sentiment with these new market conditions. Historically, when capacity becomes as tight as it is now, access to available capacity and on-time delivery become a shipper’s primary concerns.

c.	With the peak season rapidly approaching, have your customers become more receptive to your price increases that began in June, compared to your attempts to raise pricing in prior months/quarters?
We have not seen a true peak season for a number of years and instead have seen short periods of high demand, typically associated with new product launches and other market anomalies. Certainly the market in 2017 is much different than in recent years. While we believe that current conditions will continue throughout the remainder of this year, we are seeing signs that our customers are starting to gain an appreciation for the new market dynamics surrounding pricing and capacity.

4.	Consolidated net revenue per employee has now fallen on a Y/Y basis for 7 consecutive quarters, despite consolidated net revenues only falling for 2 of those quarters.

a.	Beyond the pricing-driven pressure on net revenue margins that you’ve already discussed, what other factors are causing this high-level measure of productivity to fall consistently for almost 2 years?
Net revenue per employee is just one of many productivity measures we utilize. Among other measures are shipments per person, volume per person, and expense per person for each of our services. Net revenue is a primary indicator of how well we buy from carriers and sell to customers and has been affected by pricing volatility over the last several quarters. At the same time, volumes and shipment counts have increased, requiring us to hire more people to maintain high levels of customer service. Even with those additional employees, our productivity based on shipments and volumes has improved.

b.	Are you seeing any encouraging signs that net revenue / employees could inflect positively over the next several quarters?
This will depend on how well we are able to buy from carriers and sell to customers. As noted in our August 8, 2017 press release, in June we initiated rate increases in certain high-volume lanes in response to the current market and expect to see strong demand, tight capacity, and rate volatility to continue throughout the remainder of the year.

5.
There was no airfreight net sales growth between 2011 and 2016 while gross sales were negative. Can you please elaborate what are the headwinds since 2010/2011 in terms of volume and pricing? I guess that volume is ok but pricing might offset it because airfreight capacity has decreased. What could be a catalyst to reverse this trend in your airfreight business?

The question implicates several different concepts, two of which must be clearly defined before we can answer what we believe is the heart of the question: “what could be a catalyst to reverse this trend in your airfreight business?”

Revenues: Revenues represent the amount that we bill to our customers for airfreight services. While we do have some flexibility in the rates that we sell to our customers, the number is largely driven by the current marketplace. We believe we are very good at what we do, but were we to set our rates 10%-20% above the prevailing market price, the likely result would be a great deal of lost business. Many items can influence rates, such as the cost of fuel. If the cost of fuel rises, our airfreight revenues would likely rise even without adding any additional business. If the cost of fuel decreases, our airfreight revenues would likely drop even without the loss of any business.

Net Revenues: Net Revenues are simply the difference between what we bill our customers and what we pay the carrier (Net Revenues is a non-GAAP measure and is defined in the Results of Operations section of Management's Discussion and Analysis of Financial Condition and Results of Operations of our most recent Form 10-Q filing). It is, however, much more complicated than that because our ability to consolidate cargo has a large impact on our overall costs. Our mix of volumetric and dense (heavy) cargo plays a significant role in the actual cost per kilogram. Net revenue is just an indication of how well we are buying, selling, and consolidating.

During the period from 2011 to 2016, net revenue and gross revenue were impacted by many different factors. The largest factors were an overabundance of carrier supply in a period of reduced customer demand. To support the growth in passenger demand, airlines added wide-body aircraft, which created additional lower-deck cargo space (more supply). While additional supply was being added to the market place, the growth of global trade was slowing to where published numbers were showing a growth rate of somewhere between 0% and 1.5%. When supply outpaces demand, generally a buyer’s market is created for the customer base. Customers are able to leverage a buyer’s market by putting their business back out to bid in an effort to continue driving their costs down.

You have correctly pointed out that volume is “OK” since 2010/2011, although we think we have done a little better than that by growing volume during a very difficult period. Global trade has been slow and our volume has been up. While we have experienced margin pressure, we have not dropped below historic levels even though supply and demand have been out of balance for such a long period.

We cannot predict what will happen in the future, but we have seen the supply and demand imbalance begin to reverse during the first half of this year. Space has become much tighter and customers are certainly aware of this. Historically, when space is tight, rates begin to move up and margins are not under the same pressure that we have seen over the past few quarters.

6.
What is the impact from increasing competition from the large asset based carriers like DHL and UPS? Deutsche Post and UPS have expanded in the non-asset forwarding business. What could be a trigger for vertical consolidation in the future?

Our experience would indicate that the asset-based carriers are competing much as they always have. Beyond that, we will refrain from commenting on our competitors or speculating on possible catalysts for vertical consolidation.

7.
Expeditors is affected by increasing regulations from a number of sources in the United States and in foreign locations in which you operate. I wonder if this is more positive or not for your business. Does it affect your earnings only near term or not?

We have always done well in times of increased complexity and regulation, with the new SOLAS (Safety of Life at Sea) regulations being a good recent example of how we helped our customers develop strategies to work through related compliance and other matters that might otherwise cause a delay in transit. Our customers value our global culture of compliance and our ability to move their cargo through an increasingly complex regulatory net. We believe that we are well positioned to help our customers navigate ever-changing regulations, which will present both near- and long-term advantages for us and our customers.

8.	Net sales per employee has improved between 2006 and 2011 by more than 20% but since then declining a bit. What was the reason for this efficiency gain before?

There is no one thing that accounted for the efficiency gains between 2006 and 2011. While our profit per employee is directly impacted by our buy and sell rates, we also attribute much of the improvement to our people’s focus on utilizing technology to increase productivity. In more recent times we have invested in the growth of the company to handle record volumes. The headcount that we have added tracks fairly closely with the additional volume that we have gained, and more than 80% of the increase in headcount has been and continues to be invested in branch operations. Each branch has fairly broad autonomy to hire according to current and projected level of customer demand and is incentivized only to hire for profitable growth. Because each branch is responsible for its own P&L, it is checked against excessive investment just as much as it is incentivized to add staff according to the branch’s ability to win additional, profitable business. At the same time, we have continued to invest in technology and new services at the corporate level, as we look to further leverage our work force and introduce new technology-based services.

9.	Is there a general formula for net sales growth over the long-term? E.g. 40% global trade volume growth, 40% market share win, 20% other…?

No. As a non-asset based company, our formula has always been to incentivize our people to provide our customers with high quality global services through the use of leading processes and technology. We believe that capacity and rates will always be in flux and the market will continue to endure events that generate additional price volatility. We also believe the only way to compete successfully over the long term is to be highly efficient and to provide superior customer service.

10.
To what do you attribute the AF market volume strength in 1H17 - improving global economy, OF port congestion during 1Q and resulting upsell to AF, capacity rationalization in both AF and OF, e-commerce? It appears to varying degrees each element has played a role. Can you further clarify the drivers as well as your expectations for market growth rates in 2H17 and over the intermediate term (particularly in light of ongoing geopolitical and trade uncertainty)?

We did not see any meaningful shift from ocean freight to air freight in the first half of 2017. Because ocean freight is significantly less expensive than air, a customer generally will choose air over ocean when their primary concern is the speed of delivery. In the first half of 2017, we saw air tonnage increase across all of our markets, suggesting to us that there was no single driver for that strength. Certainly speedy delivery has become a factor as customer expectations have shifted in recent years. That, combined with an increasingly internet-based economy and generally improved global economic conditions, seems to be helping stimulate air freight demand.

Regarding expectations for growth in the second half of 2017, we will not speculate beyond what we stated in the latest earnings release, which is that we expect to see strong demand, tight capacity, and rate volatility to continue throughout the remainder of the year.

11.
AF gross margins remain understandably under pressure as load factors improve. Are you employing charter aircraft in 2H17 to relief some of the gross margin pressure? And do you believe underlying AF rates (i.e., carrier pricing) have troughed cyclically after several years of perhaps unsustainably low yields?

As a non-asset-based service provider, we believe it is in our best interest to source extra capacity directly with our carrier partners first. In addition, while we do not comment on current-quarter or half-year activity, we will note that we have long employed charter aircraft on occasion, for specific customer projects or to relieve backlogs.

Regarding underlying air rates, we would not nor are we able to speculate on where rates are headed.

12.
2Q17 volume growth rates in AF and OF were healthy but appeared to “only” match the market. And the explanation of focusing on “profitable market share” gains doesn’t seem to reconcile, given the negative operating leverage experienced in the quarter.

To measure the pace of the market, we do our own internal calculation where we take data that is available from public sources and then strip out items that we do not consider as part of our market. An example of an item that we would not consider part of our market is bulk oil shipments. When looking at our data, we believe that, overall, we continue to outpace the market and are very comfortable with the growth that we are achieving. Our methodology is not public and we do not plan to disclose our sources and methods, but rest assured that we measure this on a quarterly basis.

Profitable market share is an entirely different equation. The first half of the year has seen tremendous growth in global trade and an imbalance of supply and demand. This has led to increased buy rates and the implementation of increased sell rates that we offer to our customers.

Our focus has been on offering rates that provide a fair margin to Expeditors and are also market competitive and allow us to gain business. We believe that through those actions, we have kept net rates within our historical range, while simultaneously growing market share.

As we stated elsewhere in this document, it is important to understand the differences between revenues, net revenues, efficiency per employee, and market share. These measurements are connected but can move in different directions during periods of change.

a.	what level of confidence do you have in your ability to sustain market share gains moving forward, and
We are confident in our ability to gain market share moving forward. However, market share gains will always be balanced with profitability. In other words, we will not purposefully gain market share just for the sake of gaining market share. We closely monitor buy and sell rates to know that the business we are handling allows our employees to provide a high level of service and return a fair margin to the company.

b.	why the negative operating leverage in 2Q17 if the lack of share gains versus the market was of design and focused on profitability?

Our margin of profitability varies from quarter to quarter depending largely on rates. As previously stated, we initiated rate increases in June to accommodate the strong demand for ocean and air capacity that has led to a scarcity of favorable pricing. We have noted before that there is generally a lag between when carriers institute pricing changes and our ability to implement those changes in our sell rates. We are in discussions with our customers to shorten that lag in response to the current rate environment.

13.
In the 2Q17 earnings press release, you alluded to processing more shipments (presumably per person) more efficiently than ever before. But EBIT/employee remains -15% versus two years ago. Do you believe EBIT/employee is simply cyclically pressured given the gross margin headwinds, or do you have confidence that your ongoing strategic initiatives can produce higher EBIT/employee results than prior history - consistent with our achievements on shipment processing efficiency?

Operating income is an important comprehensive measurement that we watch closely. Many different elements affect it, including our ability to increase rates to customers, negotiate favorable buy rates from our carriers and service providers, and the hire additional personnel. Our target is to be above 30% as a percentage of net revenue. However, no two years are the same and each seems to be impacted by unique market conditions and/or events that can significantly affect pricing. 2015 was notable for the challenges associated with the U.S. West Coast port slowdown, which led to strong net rates and operating income as a percentage of net revenue above 33%. In contrast, 2017 has seen relatively weak net rates as a result of strong global demand for air and ocean capacity and a corresponding lack of favorable pricing. While operating income per employee will vary from quarter to quarter and year to year, we are confident that our ongoing strategic initiatives will produce improved productivity over the long run.

14.
Employee growth in Information Systems (+12% yoy) remains robust and well ahead of overall headcount growth of +5% yoy in 2Q17. Understanding the factors behind the staffing increases within IS, do you anticipate this rate of growth to be representative over the next 2-3 years?

While we do not provide guidance, including predictions for the rate of growth in IT, we note that global logistics continues to be increasingly dependent on robust, interconnected global information systems. Because our customers rely on our ability to provide real-time, end-to-end transparency and systems integration, investing in technology has always been a priority at Expeditors. We are very proud of our IT team and their work, as we believe it gives us a competitive advantage in our markets.

15.
To what extent has the late June Petya cyberattack that impacted certain ocean freight and parcel/freight carriers had an impact to the market during 3Q17? Maersk has said that by late July the business impact to customers had been minimized. Are supply chain disruptions still being felt as a result of the attack?

While we do not comment on the current period or on behalf of our customers, in Q2 2017 we did not see any meaningful impact to our business overall due to the June cyberattack.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

August 24, 2017	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

August 24, 2017	/s/ BRADLEY S. POWELL
Bradley S. Powell, Senior Vice President and Chief Financial Officer